Exhibit 10.20
ENERGY MANAGEMENT AGREEMENT
(Single Site)
The purpose of this Agreement is to set forth the understanding and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and Central Iowa Energy, LLC (“Client”) related to the provision of energy management services.
SCOPE OF SERVICES: Client has retained U.S. Energy to assist with natural gas and electric energy management as more fully described in this Agreement.
PROJECT DESCRIPTION: Client is operating a 30 million gallon per year biodiesel plant (“Plant”) located near Newton, Iowa. The Plant will have peak electric usage of approximately XX MW and will consume approximately 650 MMBtu of natural gas per day.
U.S. ENERGY RESPONSIBILITIES: The following services will be provided to Client upon request:
Natural Gas Supply Management Services
1.
Invoice Review – U.S. Energy will perform a detailed review of the monthly supply and utility invoices to ensure accuracy for each of the Client facilities. U.S. Energy will report any major discrepancies and pursue resolution of any incorrect invoices.

2.
Tariff Review – Each facility will be evaluated to determine the most beneficial rate structure available that best fits the Client’s needs. In addition, U.S. Energy will continue to monitor natural gas service tariffs to determine if new tariffs or changes to the tariffs will have an impact on Client.

3.
Procurement of Supply to Facilities – U.S. Energy will determine the most appropriate method of securing firm physical natural gas supplies to the facilities. A determination as to whether U.S. Energy-transported, third party-transported, or gas utility tariff sales supply will provide the most reliable and economic supply of natural gas to the facilities will be made. Once determined, U.S. Energy will be responsible for management and monitoring of all operations and agreements related to the natural gas activities.

4.
Negotiation Services – U.S. Energy will provide negotiation services to establish transportation rates on interstate pipelines and gas utilities, contractual terms with suppliers and transporters, lines of credit with suppliers, and new tariffs where applicable with utilities.

5.
Energy Tax Exemption Analysis – U.S. Energy will evaluate energy tax exemption opportunities and if evidence proves an audit to be beneficial, with Client’s approval and payment, U.S. Energy will arrange for a third party energy tax exemption audit.

6.
Gold + Web Site Access – Gold+ is U.S. Energy’s password-protected web site that allows clients access to their information. Gold+ access also makes available industry news, hedging strategies and NYMEX pricing. In addition, various energy usage reports, and other customized reports for Client will be available on the web page.

Natural Gas Price Rick Management Servicesu
1.
Commodity Price Management – U.S. Energy will review natural gas usage at all facilities and make recommendations for managing natural gas commodity costs. An analysis will be developed to help determine the amount of natural gas usage that should be considered for this price management service. U.S. Energy will procure the fixed natural gas price once Client agrees to a target gas price and quantity. U.S. Energy will provide price risk management information several times a month through the following communications:

Weekly Update: E-mailed each week
Monthly Pricing Letter: Mailed out the beginning of each month
Monthly Conference Call: Occurs the first Tuesday of each month
Hedge Recommendations: Updated regularly and published on U.S. Energy’s web site
Annual Energy Conference: Occurs in May of each year.
Gold+ Web Site Access: Gold+ is U.S. Energy’s password-protected web site that allows clients access to their information. Gold+ access also makes available industry news, hedging strategies and NYMEX pricing.
Electric Supply Management Services
1.
Invoice Review – U.S. Energy will perform a detailed review of the monthly supply and utility invoices to ensure accuracy for each of the Client facilities. U.S. Energy will report any major discrepancies and pursue resolution of any incorrect invoices.

2.
Tariff Review – Each facility will be evaluated to determine the most beneficial rate structure available that best fits the Client’s needs. In addition, U.S. Energy will continue to monitor electric tariffs to determine if new tariffs or changes to the tariffs will have an impact on Client.

3.
Electric Procurement – U.S. Energy will investigate the market conditions for third party purchase of electricity in Client’s specified locations as it becomes available. If advantageous to Client’s facilities, U.S. Energy will conduct procurements for those facilities that have the ability to purchase energy from third-party suppliers. On an annual basis or according to contract expiration dates, U.S. Energy will negotiate directly with electric power suppliers to provide supply agreements for the Client facilities. U.S. Energy will assist with the management and monitoring of these agreements. U.S. Energy wil also determine whether firm, interruptible, or a blend of services will provide the lowest cost. As regulatory conditions change in each state, the electric procurement process will be reevaluated to take advantage of the changes.

4.
Cost and Usage Analysis/Trending: U.S. Energy will archive the monthly electric billing information in a database that will be used to analyze and trend electric costs and usage. The reports will be available on U.S. Energy’s website for Client access.

5.	Load Profile – U.S. Energy will trend interval load data if available, and help identify potential areas for Client to target for demand and energy savings.

6.
Negotiation Services – U.S. Energy will provide negotiation services to establish electric rates with electric utilities, contractual terms with third party suppliers, lines of credit with suppliers, and new tariffs where applicable with electric utlities.

7.
Energy Tax Exemption Analysis – U.S. Energy will evaluate energy tax exemption opportunities and if evidence proves an audit to be beneficial, with Client’s approval and payment, U.S. Energy will arrange for a third party energy tax exemption audit. U.S. Energy will further utilize the results for tax exemption filings.

8.
Gold+ Web Site Access – Gold+ is U.S. Energy’s password-protected web site that allows clients access to their information. Gold+ access also makes available industry news, hedging strategies and NYMEX pricing. In addition, various energy usage reports, load profile reports and other customized reports for Client will be available on the web page.

AGENCY: U.S. Energy will act as Client’s agent while managing Client’s energy matters. The scope of this agency is set forth in the Agency Authorization between U.S. Energy and Client attached as Exhibit A (the terms of which are made a part of this Agreement).
FEES: U.S. Energy’s fee for services during the term of this Agreement shall be a monthly retainer fee of $.05/MMBtu consumed plus pre-approved travel expenses. The monthly retainer fee will increase 4% per year on the annual anniversary date of the effective date of this Agreement.
If Client elects to utilize U.S Energy to provide physical or financial natural gas hedging services, a $.01/MMBtu administrative fee will be assessed on volumes hedged to cover the costs associated with compliance to Federal and State commodities rules and regulations and administrative costs of facilitating this natural gas hedging service.
TERM: The initial term of this Agreement shall commence on June 1, 2007 and continue for a one-year term, year to year thereafter, unless Client or U.S. Energy terminates the contract upon sixty (60) days prior written notice before the annual renewal date. Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination, as well as fees and charges for U.S. Energy’s services occurring up until the termination date.

BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice Client for appropriate gas and electric costs for the previous month and for the U.S. Energy retainer fee for the current month. Client shall pay U.S. Energy within ten (10) days of receipt of invoice.
TAXES: Client will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas, electricity and the provision of services hereunder.
CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy’s possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Client. All such information shall be and remain the property of Client unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Client’s request. Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy’s services hereunder without first discussing such proposed disclosure with Client.
NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Client:	Derek Winkel
General Manager
Central Iowa Energy, LLC
3426 East 28th St. N
Newton, IA 50208

U.S. Energy:	Bank: US Bank
(Payment by wire)	Account Name: U.S. Energy Services, Inc.
Account #: 173100561153
ABA: 091 0000 22

(Notices):	U.S. Energy Services, Inc.
1000 Superior Blvd, Suite 201
Wayzata, MN 55391
Attn: Contract Administration
ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and Client. Such consent shall not be unreasonably withheld by either party.
APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.
ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.
Agreed to and Accepted by:
Central Iowa Energy, LLC

By:	/s/ Derek Winkel

Name: Derek Winkel
(Print)
Title: General Manager
Date: 6/8/07
U.S. Energy Services, Inc.

By:	/s/Gail McMinn

Name: Gail McMinn
(Print)
Title: Executive Vice President – Commercial Services
Date: 6/12/07

EXHIBIT A
AGENCY AUTHORIZATION
The purpose of this Agency Authorization (this “Authorization”) is to set forth the authorization and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and Central Iowa Energy, LLC (“Client”) related to the provision of energy supply management services.
Client and U.S. Energy agree on the following terms and conditions:
1.
APPOINTMENT AND SCOPE – Client hereby appoints U.S. Energy as its agent for managing Client’s energy supplies and to deal with third parties on behalf of Client, in connection with energy-related matters, in U.S. Energy’s capacity as Client’s agent, including, without limitation, the purchase of energy resources in such quantity and at such times as Client may authorize in writing, by electronic communications (e.g., by email), verbally or otherwise (“Energy Procurements”). U.S. Energy is authorized to contract on behalf of Client for the acquisition of energy supply, transportation and distribution. U.S. Energy hereby accepts such appointment and agrees to use commercially reasonable efforts to perform the services required by this Authorization.

2.
AUTHORITY OF U.S. ENERGY TO ALIGN CREDIT – Client authorizes U.S. Energy, in making Energy Procurements, to align credit from energy suppliers or third parties on behalf and as an agent of Client, as needed.

3.
AUTHORITY OF U.S. ENERGY TO EXTEND CREDIT – Client hereby agrees that when making Energy Procurements on behalf of a Client, U.S. Energy may use U.S. Energy funds to pay suppliers, thereby extending credit directly to Client (and acting as a “Creditor,” as that term is used in this Authorization).

4.	TERM – The term of this Authorization shall commence as of the date hereof and shall continue indefinitely until such time as the parties hereto shall agree in writing to terminate the Authorization.

5.
INDEPENDENT CONTRACTOR – It is not the intent of the parties hereto to form any partnership or joint venture relationship. Each party shall, in relation to its obligations hereunder, act as an independent contractor.

6.	RELEASE OF ENERGY CONSUMPTION RECORDS AND BILLS — This Agreement serves as authorization for the release of Client’s energy consumption records and bills from pipelines and suppliers to U.S. Energy.

7.
AUTHORITY – Each of Assignor and Assignee represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individuals signing this Assignment each represent and warrant that he or she is fully authorized to do so.

Agreed to and Accepted by:

Central Iowa Energy, LLC		U.S. Energy Services, Inc.

By:	/s/ Derek Winkel	By:	/s/ Gail McMinn

Print Name: Derek Winkel		Print Name: Gail McMinn

Title: General Manager		Title: EVP – Commercial Services

Date: 6/8/07		Date: 6/12/07